Exhibit 99.1

	FOR:	Jarden Corporation

	CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations: Erica Pettit
Press: Evan Goetz/Diane Zappas
FD
212-850-5600

FOR IMMEDIATE RELEASE

JARDEN REPORTS FIRST QUARTER 2008 RESULTS

RYE, N.Y., May 8, 2008 — Jarden Corporation (NYSE: JAH) today reported its financial results for the quarter ended March 31, 2008.

For the quarter ended March 31, 2008, net sales increased 48% to $1.2 billion compared to $0.8 billion for the same period in the previous year. For the quarter ended March 31, 2008, net income was $4.7 million, or $0.06 per diluted share, compared to net income of $1.4 million, or $0.02 per diluted share, in the first quarter of 2007. On a non-GAAP basis, adjusted net income was $16.5 million, or $0.22 per diluted share, for the quarter ended March 31, 2008, compared to $17.1 million, or $0.24 per diluted share, for the quarter ended March 31, 2007. The Pure Fishing, Inc. and K2 Inc. businesses have been included in the results of operations from their dates of acquisition in April 2007 and August 2007, respectively. Please see the schedule accompanying this release for the reconciliation of GAAP to non-GAAP net income and diluted earnings per share.

“While the first quarter is traditionally Jarden’s seasonally smallest quarter, our performance was in line with our expectations and a good start to achieving our full year outlook,” said Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation. “Whereas the recessionary environment is having a negative impact on overall consumer confidence and retail sales, it was gratifying that our Outdoor Solutions segment posted overall organic sales growth of approximately 3.6% in the quarter, with four of its five divisions showing year-over-year organic growth. The top-line declines at Consumer Solutions and Branded Consumables were expected and, based on the programs in place for sell-in shipments during our busier quarters, we still anticipate that both these businesses will show organic growth in the second half and for the full year.”

Mr. Franklin continued, “The synergies from the K2 and Pure Fishing acquisitions are helping offset the cost inflation we are experiencing, particularly from commodities and the weak U.S. dollar. In addition, falling LIBOR rates during the quarter and better than budgeted cash flow helped reduce our interest expense. As we outlined at our Investor Day presentation in early March, we continue to believe that the tough macro environment provides the opportunity for Jarden to distinguish itself from a number of its competitors, with our market leading brands and focus on operating excellence, cost controls and new product development.”

The Company will be holding a conference call at 9:45 a.m. EDT today, May 8, 2008, to further discuss its results and respond to questions. The call will be accessible via a webcast through the Company’s website at www.jarden.com and will be archived online until May 22, 2008.

Jarden Corporation is a leading provider of niche consumer products. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz® and Coleman®, Fenwick®, Gulp!®, JT®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, and Volkl®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, Dicon®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®. Headquartered in Rye, N.Y., Jarden has over 25,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s adjusted earnings per share, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, organic growth, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions, including Pure Fishing, Inc. and K2 Inc. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except earnings per share)

	Quarters ended
	March 31, 2008			March 31, 2007
	As Reported (GAAP)	Adjustments (1)(3)	Adjusted (non-GAAP) (1)(3)	As Reported (GAAP)	Adjustments (1)(2)(3)	Adjusted (non-GAAP) (1)(2)(3)
Net sales	$1,217.4	$—	1,217.4	$820.9	$—	$820.9

Cost of sales	889.6	—	889.6	619.6	—	619.6

Gross profit	327.8	—	327.8	201.3	—	201.3
Selling, general and administrative expenses	259.8	(4.0)	255.8	151.2	(1.7)	149.5
Reorganization and acquisition-related integration costs, net	10.7	(10.7)	—	9.1	(9.1)	—

Operating earnings	57.3	14.7	72.0	41.0	10.8	51.8
Interest expense, net	46.2	—	46.2	25.0	—	25.0
Loss on early extinguishment of debt	—	—	—	14.8	(14.8)	—

Income before taxes	11.1	14.7	25.8	1.2	25.6	26.8
Income tax provision	6.4	2.9	9.3	(0.2)	9.9	9.7

Net income	$4.7	$11.8	16.5	$1.4	$15.7	$17.1

Earnings per share:
Basic	$0.06		$0.22	$0.02		$0.25
Diluted	$0.06		$0.22	$0.02		$0.24
Weighted average shares outstanding :
Basic	75.0		75.0	69.0		69.0
Diluted	76.2		76.2	70.3		70.3

JARDEN CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$227.4	$220.5
Accounts receivable, net	929.2	978.5
Inventories	1,234.5	1,126.2
Deferred taxes on income	151.1	140.5
Prepaid expenses and other current assets	100.8	84.5

Total current assets	2,643.0	2,550.2

Property, plant and equipment, net	518.6	510.9
Goodwill	1,626.7	1,610.8
Intangible assets, net	1,123.1	1,126.6
Other assets	67.4	69.6

Total assets	$5,978.8	$5,868.1

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt and current portion of long-term debt	$380.9	$297.8
Accounts payable	453.4	439.3
Accrued salaries, wages and employee benefits	117.6	134.6
Taxes on income	27.5	20.9
Other current liabilities	387.2	387.8

Total current liabilities	1,366.6	1,280.4

Long-term debt	2,444.7	2,449.5
Deferred taxes on income	325.1	335.2
Other non-current liabilities	282.4	264.4

Total liabilities	4,418.8	4,329.5

Total stockholders’ equity	1,560.0	1,538.6

Total liabilities and stockholders’ equity	$5,978.8	$5,868.1

See Notes to Earnings Release attached

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	Quarters ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$4.7	$1.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	29.1	18.2
Other non-cash items	1.4	8.3
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	67.0	59.1
Inventory	(85.3)	(61.9)
Accounts payable	6.7	(16.5)
Other assets and liabilities	(55.1)	(64.1)

Net cash used in operating activities	(31.5)	(55.5)

Cash flows from financing activities:
Net change in short-term debt	87.0	27.0
Proceeds from issuance of long-term debt	—	650.0
Payments on long-term debt	(11.8)	(372.7)
Proceeds from issuance of stock, net of transaction fees	1.8	2.4
Repurchase of common stock and shares tendered for taxes	(10.5)	—
Debt issuance and settlement costs	(0.1)	(31.4)
Other	(2.5)	—

Net cash provided by financing activities	63.9	275.3

Cash flows from investing activities:
Additions to property, plant and equipment	(22.1)	(15.0)
Acquisition of businesses and consideration, net of cash acquired	(2.5)	(16.0)
Investments and other	(6.8)	(0.2)

Net cash used in investing activities	(31.4)	(31.2)

Effect of exchange rate changes on cash and cash equivalents	5.9	0.3

Net increase in cash and cash equivalents	6.9	188.9
Cash and cash equivalents at beginning of period	220.5	202.6

Cash and cash equivalents at end of period	$227.4	$391.5

See Notes to Earnings Release attached

JARDEN CORPORATION

NET SALES AND OPERATING EARNINGS BY SEGMENT (Unaudited)

(in millions)

	Branded Consumables	Consumer Solutions	Outdoor Solutions (a)	Process Solutions	Intercompany Eliminations (b)	Total Operating Segments	Corporate/ Unallocated	Consolidated
Quarter ended March 31, 2008
Net sales	$169.1	$319.3	$658.3	$88.9	$(18.2)	$1,217.4	$—	$1,217.4

Segment earnings (loss)	$13.8	$37.1	$59.2	$9.1	$—	$119.2	$(22.1)	$97.1

Adjustments to reconcile to reported operating earnings(loss):
Reorganization and acquisition-related integration costs, net	(1.2)	—	(7.0)	(1.5)	—	(9.7)	(1.0)	(10.7)
Depreciation and amortization	(4.2)	(6.5)	(15.2)	(3.0)	—	(28.9)	(0.2)	(29.1)

Operating earnings (loss)	$8.4	$30.6	$37.0	$4.6	$—	$80.6	$(23.3)	$57.3

	Branded Consumables	Consumer Solutions	Outdoor Solutions (a)	Process Solutions	Intercompany Eliminations (b)	Total Operating Segments	Corporate/ Unallocated	Consolidated
Quarter ended March 31, 2007
Net sales	$181.2	$357.9	$212.9	$85.7	$(16.8)	$820.9	$—	$820.9

Segment earnings (loss)	$16.5	$39.6	$22.0	$7.4	$—	$85.5	$(17.2)	$68.3

Adjustments to reconcile to reported operating earnings(loss):
Reorganization and acquisition-related integration costs, net	(2.0)	(6.3)	(0.8)	—	—	(9.1)	—	(9.1)
Depreciation and amortization	(4.2)	(7.1)	(4.3)	(2.3)	—	(17.9)	(0.3)	(18.2)

Operating earnings (loss)	$10.3	$26.2	$16.9	$5.1	—	$58.5	$(17.5)	$41.0

(a)	Effective April 6 and August 8, 2007, the Company acquired Pure Fishing, Inc. and K2 Inc., respectively, which, other than K2 Inc.’s monofilament business, are reflected in the Outdoor Solutions segment from their respective dates of acquisition. On a pro forma basis, including these acquisitions, net sales for the quarter ended March 31, 2007 would have been $635.5 million.
(b)	Intersegment sales are recorded at cost plus an agreed upon intercompany profit on intersegment sales.

Jarden Corporation

Notes to Earnings Release

Note 1: Adjustments relate to items that are excluded from the “as reported” results to arrive at the “Adjusted” results for the quarters ended March 31, 2008 and 2007. For the quarter ended March 31, 2008 adjustments to net income consist of $10.7 million of reorganization and acquisition-related integration costs and $4.0 million of amortization of acquired intangible assets. Also, included in the adjustments to net income for the quarter ended March 31, 2008 is the tax provision adjustment of $2.9 million which reflects the normalization of the adjusted results to the Company’s 36% effective tax rate.

For the quarter ended March 31, 2007 adjustments to net income consist of $9.1 million of reorganization and acquisition-related integration costs, $1.7 million of amortization of acquired intangible assets and $14.8 million for the loss on the early extinguishment of debt. Also, included in the adjustments to net income for the quarter ended March 31, 2007 is the tax provision adjustment of $9.9 million which reflects the normalization of the adjusted results to the Company’s 36% effective tax rate.

Note 2: In prior years, the Company had adjusted for non-cash stock compensation costs to derive its adjusted net income. In 2008, the Company no longer adjusts for these costs and therefore, prior year amounts have been restated to conform with the current year presentation. The Company recorded non-cash stock compensation costs of $6.0 million and $6.8 million for the quarters ended March 31, 2008 and March 31, 2007, respectively.

Note 3: This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Additionally, the Company uses non-GAAP financial measures because the Company’s credit agreement provides for certain adjustments in calculations used for determining whether the Company is in compliance with certain credit agreement covenants, including, but not limited to, adjustments relating to non-cash purchase accounting adjustments, certain reorganization and acquisition-related integration costs, non-cash stock-based compensation costs and loss on early extinguishment of debt. These measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.

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